UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
August 4, 2010
Date of Report (Date of earliest event reported)

PCTEL, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-27115	77-0364943

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
471 Brighton Drive
Bloomingdale, Illinois 60108
(Address of Principal Executive Offices, including Zip Code)
(630) 372-6800
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 — Other Events
On August 4, 2010, PCTEL, Inc. (the “Company”) issued a press release announcing that its Board of Directors authorized the repurchase of up to an additional $5 million of the Company’s outstanding common stock in the open market. In November 2008, the Company’s Board of Directors had previously authorized the repurchase of up to $5 million of the Company’s outstanding common stock. As of August 4, 2010, there was approximately $1.0 million remaining that could be used for the repurchase of the Company’s stock under the November 2008 authorization.
In order to facilitate repurchases of its common stock, on August 6, 2010, the Company established an open market trading plan pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. The Rule 10b5-1 plan permits repurchases of the Company’s shares at times when the Company would not ordinarily be permitted to do so because of insider trading laws or due to self-imposed trading blackout periods. A broker chosen by the Company will have the authority, under the prices, terms and limitations set forth in the Rule 10b5-1 plan to repurchase shares on the Company’s behalf. The first period covered by the Rule 10b5-1 plan will commence September 13, 2010 and the plan will terminate when the $5 million authorization is exhausted.
Because the repurchases under the Rule 10b5-1 plan are subject to specific trading terms and parameters, there is no guarantee as to the exact number of shares that will be repurchased under the Rule 10b5-1 plan, or that there will be any repurchases at all pursuant to the Rule 10b5-1 plan.
The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01 — Exhibits
(d) Exhibits
99.1	Press release, dated August 4, 2010, of PCTEL, Inc. announcing the authorization of a stock repurchase program and establishment of Rule 10b5-1 trading plan

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: August 9, 2010

PCTEL, INC.
By:	/s/ John W. Schoen
John W. Schoen, Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release, dated August 4, 2010, of PCTEL, Inc. announcing the authorization of a stock repurchase program and establishment of Rule 10b5-1 trading plan